EXHIBIT 4.6

ASTEX TECHNOLOGY LIMITED

ENTERPRISE MANAGEMENT INCENTIVE

(“EMI”)

S CHEME

SCHEDULE ONE

SCHEME RULES

(Adopted by the Company on 27th March 2002)

Ernst & Young, 1 Colmore Row, Birmingham B3 2DB

RULES OF THE ASTEX TECHNOLOGY LIMITED

ENTERPRISE MANAGEMENT INCENTIVE SCHEME

CONTENTS

Rule

1.	Definitions and interpretation

2.	Grant of Options

3.	Conditions of exercise

4.	Individual limits

5.	Scheme limits

6.	Rights of exercise and lapse of Options

7.	Exercise of Options

8.	Sale

9.	Reconstruction and Winding up

10.	Exchange of Options

11.	Variation of share capital

12.	Administration

13.	Amendments

14.	General

RULES OF THE ASTEX TECHNOLOGY LIMITED

ENTERPRISE MANAGEMENT INCENTIVE SCHEME (“EMI”)

1.             DEFINITIONS AND INTERPRETATION

In this Scheme, the following words and expressions shall, where the context so permits, have the following meanings:

“Admission”

the admission of the Shares to the Official List of the United Kingdom Listing Authority or the granting of permission for the Shares to be dealt in on the Alternative Investment Market or any other recognised investment exchange (as defined in Section 207 of the Financial Services Act 1986);

“the Agreement”

the agreement in writing granting an Option pursuant to this Scheme entered into by an Eligible Employee and the Grantor in such form as the Directors shall from time to time determine (and which in the case of an EMI Option complies with paragraph 40 of Schedule 14);

“Associated Company”	the meaning given by Section 416 of the Taxes Act;

“Articles”	the articles of association of the Company in force at the Date of Grant of the relevant Option;

“Auditors”	the auditors for the time being of the Company;

“Committed Time”	the meaning given in paragraph 29 of Schedule 14;

“the Company”	Astex Technology Limited registered in England under number 03751674;

“Company Limit”	the limit specified in paragraph 11 of Schedule 14 from time to time;

“Connected Person”	the meaning given by Section 839 of the Taxes Act;

“Control” and cognate expressions	the meaning given by section 840 of the Taxes Act;

“Conditional Exercise Notice”	a notice set out in the Schedule to these Rules or in such other form as the Directors shall decide;

“CSOP Date of Grant”	the date on which an option is granted to an Eligible Employee under the terms of the Astex Technology Limited Company Share Option Scheme;

“Deed of Adherence”	a legally binding agreement (in such form as the directors may determine) by which an Optionholder agrees to be bound by the terms of any Shareholders’ Agreement in force at the relevant time;

“Date of Grant”	the date on which an Option is granted as evidenced by the Agreement;

“Directors”	the Board of Directors for the time being of the Company or a duly authorised committee thereof;

“Disqualifying Event”	an event specified in paragraphs 47 to 52 inclusive of Schedule 14 which causes an EMI Option to cease to satisfy the requirements of Schedule 14;

“Eligible Employee”

an individual:

(a)     who is a bona fide employee of the Company or a Qualifying Subsidiary;

(b)     whose Committed Time is at least 25 hours per week, or, if less, 75% of his Working Time; and

(c)     who is not precluded from such participation by paragraphs 30 to 36 inclusive of Schedule 14 (no material interest);

“EMI Option”	an Option which is a qualifying option within the meaning given in paragraph 1 of Schedule 14;

“Employer Company”	the Company by reference to which the Committed Time requirement is met by the Eligible Employee;

“Exit”	the occurrence of the first in time of either of the following: - (i) an Admission; or (ii) a Sale;

“Excluded Person”

any shareholder in the Company at the date of adoption of this Scheme or any person connected or company associated (within the meaning of Sections 839 and 416, respectively, of the Taxes Act) with such persons;

“Exercise Price”

the price determined by the Directors at which each Share subject to an EMI Option may be acquired (subject to Rule 10 - variation of share capital) and either:

(a)     specified at the Date of Grant; or

(b)     to be determined at a later date by reference to a formula specified at the Date of Grant,

provided that if Shares are to be subscribed, it may not be less than the nominal value of a Share;

“Grantor”	the Company or such other person who grants an Option under this Scheme;

“Group Company”	the Company or any Subsidiary of the Company;

“Individual Limit”	the limit specified in Rule 4 on the value of Shares in respect of which EMI Options or other options may be granted to Eligible Employees;

“the London Stock Exchange”	London Stock Exchange plc or any national stock exchange recognised by the Inland Revenue;

“Member”	a holder of any shares in the capital of the Company whose name is entered in the register of members;

“Market Value”	on any day the market value of a Share determined in accordance with paragraphs 10 and 66 of Schedule 14:

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Companies published by the UK Listing Authority;

“Option”	a right to acquire Shares pursuant to this Scheme being either an EMI Option or an Unapproved Option;

“Optionholder”	an Eligible Employee to whom an Option has been granted which has neither lapsed nor been surrendered or exercised;

“Qualifying Exchange of Shares”	the meaning given in paragraph 60 of Schedule 14;

“Qualifying Subsidiary”	the meaning given in paragraph 15 of Schedule 14;

“Rules”	the rules of this Scheme as amended from time to time;

“Sale”

the obtaining by a person (other than an Excluded Person) (“the Purchaser”) either alone or together with any person connected or company associated (within the meaning respectively of Sections 839 and 416 of the Taxes Act) with such person (other than an Excluded Person) of Control of the Company;

“Schedule 14”	Schedule 14 to the Finance Act 2000;

“this Scheme”	the Astex Technology Limited Enterprise Management Incentive Scheme, as amended from time to time;

“Share”	an ordinary share in the capital of the Company which is fully paid up and non-redeemable within the meaning of paragraph 38 of Schedule 14;

“Shareholders’ Agreement”	the agreement dated 3 November 1999 or any subsequent agreement in force from time to time between all or substantially all the Members regulating their mutual rights and obligations as Members;

“Subsidiary”	any company which the Company Controls (on its own or together with any Connected Person);

“Taxes Act”	the Income and Corporation Taxes Act 1988;

“Unapproved Option”	an Option which at the Date of Grant is not an EMI Option;

“Working Time”	the meaning given in paragraph 29 of Schedule 14.

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and vice versa.

2.             GRANT OF OPTIONS

2.1           Subject to Rule 2.8, the Grantor may grant an Option to an Eligible Employee at any time.

2.2          Where the Grantor grants an EMI Option which is in excess of the Individual Limit the excess shall be an Unapproved Option.

2.3          Where the Grantor grants an EMI Option which is in excess of the Company Limit the excess shall be an Unapproved Option.

2.4           If an Optionholder has been granted EMI Options in respect of shares whose Market Value at the relevant Date of Grant equal to the Individual Limit (whether or not they have been exercised or released) any Options granted to him within 3 years of the date on which he was granted his last EMI Option shall be Unapproved Options.

2.5           The right to exercise an Option may be subject to conditions imposed by the Grantor in accordance with Rule 3.

2.6           As soon as practicable after the Grantor decides to grant an Option to an Eligible Employee the Grantor and the Eligible Employee shall enter into an enforceable Agreement which shall state:

(a)	the Date of Grant of the Option;

(b)	that the Option is an EMI Option or an Unapproved Option (as the case may be);

(c)	that the Option is granted under the provisions of Schedule 14 (in respect of an EMI Option);

(d)	the number, or maximum number, of Shares that may be acquired;

(e)	the Exercise Price payable for each Share subject to the Option or the method by which that price is to be determined;

(f)	any conditions imposed or dates determined by the Directors pursuant to Rule 3; and

(g)	when and how the Option may be exercised.

and in the case of an EMI Option such Agreement shall include any other details required pursuant to paragraph 40 of Schedule 14.

2.7           Subject to the right of a deceased Optionholder’s personal representatives to exercise an Option in accordance with Rule 6.3, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged.

2.8           The Grantor may grant an EMI Option to an Eligible Employee (“the Grantee”) only if all of the following conditions are satisfied at the Date of Grant immediately prior to the grant of the proposed EMI Option:

(a)

the Directors have satisfied themselves that it is being granted for commercial reasons in order to recruit or retain an employee and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax;

(b)

the total Market Value of Shares in the Company in respect of which unexercised EMI Options subsist, shall not exceed £3 million or such other value as shall be specified at that time in paragraph 11 of Schedule 14;

(c)	the Company or a Group Company as the case may be meets the trading activities requirement of paragraph 17 of Schedule 14;

(d)	the gross assets of the Company do not exceed £30 million (or such other amount as may at that time be specified in paragraph 15 of Schedule 14). For these purposes “gross assets” means:

(i) the sum of all the fixed and current assets of the Company; or

(ii)

if the Company is a member of a group of companies, the sum of the fixed and current assets of all the Group Companies excluding any member’s rights against, or shares in or securities of, another Group Company).determined in accordance with Inland Revenue Statement of Practice 2/00 or its successors; and

(e)	the qualifying subsidiaries requirement of paragraph 14 of Schedule 14 is satisfied.

2.9           For the purposes of Rule 2.8(b) above, the Market Value of a Share shall be determined in accordance with paragraph 10 of Schedule 14 in respect of the day on which each of the relevant unexercised EMI Options was granted.

2.10         An Option shall not be granted unless the Grantor is satisfied at the relevant time (if then applicable) that such grant would not be in breach of the Model Code or any other applicable laws, codes or regulations relating to the acquisition of securities including the internal code of the Company.

3.             CONDITIONS OF EXERCISE

3.1           The Grantor may at the Date of Grant determine that the right to exercise an Option shall be conditional upon the occurrence of an Exit.

3.2           The Grantor may at the Date of Grant determine that the right to exercise an option shall be conditional upon the satisfaction of an objective condition imposed by the Grantor at the Date of Grant, provided that such performance condition is capable of being satisfied within ten years of the Date of Grant.

3.3           When granting an Option, the Grantor may, if in its discretion it thinks fit determine any date or dates prior to the day before the tenth anniversary of its Date of Grant on which the Option is first exercisable in whole or in part, and, where on any date only part is exercisable, the number of Shares in respect of which such partial exercise may be made.

3.4           If, after the Grantor has imposed any condition to be satisfied pursuant to Rule 3.2, events occur which cause the Directors to consider the condition has become unreasonable, unfair or impractical, the Grantor may, in its discretion (provided such discretion is exercised fairly and reasonably) amend, relax or waive such condition provided that any condition which is amended or relaxed will be no more and no less difficult to satisfy than when it was originally imposed or last amended or relaxed.

3.5           The Grantor shall notify all relevant Optionholders in writing of any amendment, relaxation or waiver of any conditions made pursuant to Rule 3.4.

4.             INDIVIDUAL LIMITS

4.1          Any EMI Option granted to an Eligible Employee by the Grantor shall be limited and take effect so that, immediately following such grant, the aggregate Market Value of:

(a)

all shares in respect of which EMI Options or other options which are qualifying options within the meaning given in paragraph 1 of Schedule 14 are then held by him and granted by reason of his employment with any one or more Group Companies;

(b)

all other shares in respect of which EMI Options or other options which are qualifying options within the meaning given in paragraph 1 of Schedule 14 were granted to him within the preceding three years by reason of his employment with any one or more Group Companies, whether or not such EMI Options have been exercised or released; and

(c)

all shares in respect of which options were granted to him under a company share option plan approved by the Inland Revenue under Schedule 9 to the Taxes Act by reason of his employment with the Employer Company or any other Group Company, which options have neither lapsed nor been exercised or released, shall not exceed £100,000 or such other amount as may from time to time be specified in paragraph 10 of Schedule 14.

4.2          For the purposes of Rule 4.1, the Market Value of the Shares or shares shall be their Market Value at the date or dates on which the relevant EMI Options or other options were granted or such earlier time or times as may be agreed with the Inland Revenue.

5.             SCHEME LIMITS

5.1           The maximum number of Shares which may on any day be placed under option for subscription under this Scheme, when added to the number of Shares allocated for subscription in the preceding ten years under this or any other employees’ share scheme adopted by the Company, shall not exceed ten per cent (10%) of the Company’s issued ordinary share capital immediately prior to that day.

5.2           For the purpose of calculating the limits contained in this Rule 5, any Shares comprised in any option or other right which has lapsed or been surrendered, shall be disregarded.

6.             RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1           If there is in force at the relevant time a Shareholders’ Agreement, an Option may be exercised only if the Optionholder has entered into a Deed of Adherence.

6.2           Save as provided in Rules 6.5 (Disqualifying Events) and 8 (Sale), an Option may not be exercised before whichever is the latest of:

(a)	the date stated in the Agreement;

(b)	any date or dates which may have been specified in accordance with Rule 3.3; and

(c)	the date on which any condition specified pursuant to Rules 3.1 and 3.2 (as amended, relaxed or waived pursuant to Rule 3.4) has been satisfied,

but in any event may not be exercised later than the day before the tenth anniversary of the Date of Grant.

6.3           Save as provided in Rules 6.4 (death), 6.5 (Disqualifying Events), 6.6 (good leavers), 8 (Sale etc) and 9 (Reconstruction and Winding Up), an Option may be exercised by an Optionholder only while he is an Eligible Employee.

6.4           Subject to Rule 6.2, an Option may be exercised by the personal representatives of a deceased Optionholder during the period of one year following the date of death.

6.5           Unless and to the extent the Directors decide otherwise, an Option may be exercised during the period of 40 days following a Disqualifying Event.

6.6           Subject to Rule 6.2, if an Optionholder ceases to hold any office or employment with a Group Company on account of:

(a)           injury, ill-health or disability (evidenced to the satisfaction of the Directors);

(b)           the Optionholder’s resignation pursuant to a period of maternity leave;

(c)           redundancy (within the meaning of the Employment Rights Act 1996);

(d)           retirement at normal retirement age (including late retirement) or early retirement with the consent of the Group Company which employs the Optionholder;

(e)           the transfer of the undertaking or part-undertaking in which the Optionholder is employed to a person other than a Group Company;

(f)            the Company by which the Optionholder is employed ceasing to be a Group Company; or

(g)           any other reason which the Directors consider reasonably justifies the exercise of the Option,

the Option may be exercised within the period of 6 months after such event.

6.7           An Option shall lapse on the occurrence of the earliest of the following:

(a)           the day before the tenth anniversary of the Date of Grant;

(b)           the expiry of the period (if any) allowed for the satisfaction of any condition of exercise pursuant to Rule 3 without such condition having been satisfied or the date on which it becomes apparent to the Directors in their absolute discretion that any such condition has become incapable of being satisfied;

(c)           the expiry of the applicable periods specified in Rules 6.4 (death) and 6.6 (good leavers), except that if an Optionholder dies while time is running under Rule 6.6, the Option shall not lapse until the expiry of the period in Rule 6.4;

(d)           unless and to the extent the Directors decide otherwise, the expiry of the period specified in Rule 6.5 (Disqualifying Events);

(e)           subject to Rule 10 (Exchange of Options) the expiry of the applicable periods specified in Rules 8.1, 9.1 or 9.2 (Reconstructions etc);

(f)            the expiry of the applicable periods specified in Rule 9.3 (Winding Up);

(g)           save as provided in Rules 6.4 (death), 6.5 (Disqualifying Events), 6.6 (good leavers) and 8 (Sale)  the date on which the Optionholder ceases to hold any office or employment with a Group Company;

(h)           the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; and

(i)            the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.

7.             EXERCISE OF OPTIONS

7.1           An Option shall be exercisable in whole or in part by notice in writing (in the form prescribed by the Company from time to time) given by the Optionholder (or his personal representatives as the case may be) to the Company.  The notice of exercise of the Option shall be accompanied by a remittance in cleared funds for the aggregate of the Exercise Prices payable.

7.2           Subject to Rules 7.3 and 7.4, within 30 days of the Option exercise the Directors shall procure the transfer or issue of the shares in respect of which the Option has been validly exercised and shall issue a definitive certificate or such other acknowledgement of shareholding as is from time to time permitted in respect of the Shares transferred, unless the Directors consider that such allotment or transfer would not be lawful in the relevant jurisdiction.

7.3           An Option may be granted subject to the condition that the Optionholder shall meet the Company’s or Grantor’s secondary National Insurance Contributions due on the exercise or release of the Option.  For this purpose, the Optionholder may be required, if requested by the Company or Grantor at any time before the exercise or release of the Option, to enter into an election to transfer liability for such National Insurance Contributions in a form approved by the Inland Revenue and acceptable to the Company or Grantor and to enter into such arrangements as may be approved by the Inland Revenue in order to secure the transfer of the liability.

7.4           If any Group Company or Grantor is liable to account for tax or social security contributions (in any jurisdiction) for which an Optionholder is liable by virtue of the exercise of the Option that or any other Group Company or the Grantor or the trustee of any trust which is intended to be an employee share scheme pursuant to Section 743 of the Companies Act 1985 may:

(a)           withhold the appropriate amount of tax or social security from the Optionholder’s remuneration; or

(b)           make such other arrangements as it considers necessary (including the sale of Shares on behalf of the Optionholder) to finance the amounts in (a) above,

unless the Optionholder discharges the liability himself at the date of exercise.

7.5           Shares allotted under this Scheme shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

7.6           If and so long as the Shares are listed on the London Stock Exchange or any similar exchange, the Company shall apply for any Shares allotted under this Scheme to be admitted to the Official List or any similar list as the case may be.

7.7           The exercise of any Option (in whole or in part) shall not be permitted at a time when (if then applicable) such exercise would be in breach of the Model Code or any other applicable laws, codes or regulations relating to the acquisition of securities, including the internal code of the Company.

8.             SALE

8.1           If the Directors in their discretion so decide prior to a sale,  any Option may be exercised immediately before and conditionally upon such Sale or within six months thereafter or such shorter period as the Directors may notify in writing to the Optionholders provided that if the Directors in their discretion so determine such exercise of an Option shall be conditional upon the prior written agreement of the relevant Optionholder with the Company to sell immediately upon exercise of his Option the Shares acquired on exercise to such person as may be specified by the Directors on terms that are not materially less advantageous than the terms upon which the other Shares are to be or have been disposed of under the Sale. Any conditions imposed pursuant to Rules 3.1, 3.2, 3.3 and 3.4, shall cease to apply unless the Directors decide otherwise.

8.2           Any Optionholder who wishes to exercise an Option pursuant to Rule 8.1, shall do so by serving a Conditional Exercise Notice on the Company specifying the number of Shares over which the Optionholder wishes to exercise his Option (which shall not in any event exceed the number of Shares in respect of which the Option subsists). If the Sale does not take place any Conditional Exercise Notice served in anticipation of the Sale shall be of no effect.

8.3           A Conditional Exercise Notice given in accordance with Rule 8.2 may not be withdrawn.

8.4           The service of a Conditional Exercise Notice in accordance with Rule 8.2 shall constitute the Company the Optionholder’s agent for the sale of all the Shares specified in the Conditional Exercise Notice to the Purchaser on terms which are no less favourable than the terms on which the other Shares are acquired by the Purchaser from the other shareholders of the Company.

8.5           If the Company is able to sell the Shares to the Purchaser in accordance with Rule 8.4 the Directors may appoint any person nominated by them to be the attorney of an Optionholder to sign any agreement and to complete, execute and deliver in the name of and on behalf of the Optionholder any stock transfer form and any other documents necessary to transfer the Shares over which the Option is exercised to the Purchaser against payment of the purchase money or other consideration to the Company.

8.6           The Directors shall notify optionholders of any impending Sale and of any time limit of less than six months imposed under Rule 8.1 in sufficient time before a binding agreement for the Sale (whether conditional or unconditional) is signed to allow the Optionholders an opportunity to exercise their Options, being at least 5 business days before the date on which such agreement is signed.

8.7           The Company may receive the purchase money or other consideration on behalf of an Optionholder and give a valid discharge to the Purchaser for it.  The Company shall be entitled to deduct and retain out of the purchase money such amounts as may be required to meet any liability of the Optionholder pursuant to Rule 7.4 and in the event that non cash consideration is received for the Sale the Company shall be entitled to sell such proportion of the non cash consideration as shall be required to meet the Optionholder’s liability under Rule 7.4.

9.             RECONSTRUCTION AND WINDING-UP

9.1           If the Directors in their discretion so decide prior to the Court sanctioning a compromise or arrangement proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies under section 425 of the Companies Act 1985,, any Option may be exercised immediately prior to and conditionally upon the Court sanctioning such compromise or arrangement or within 40 days thereafter any conditions imposed pursuant to Rules 3.1, 3.2, 3.3 and 3.4, shall cease to apply unless the Directors decide otherwise.

9.2           If the Directors in their discretion so decide prior to any person becoming bound or entitled to acquire shares in the Company under sections 428 to 430 of the Companies Act 1985, any Subsisting Option may be exercised at any time when that person remains so bound or entitled thereafter any conditions imposed pursuant to Rules 3.1, 3.2, 3.3 and 3.4, shall cease to apply unless the Directors decide otherwise.

9.3           If the Directors in their discretion so decide prior to the Company passing a resolution for voluntary winding up,  any Options may be exercised within 40 days of the passing of the resolution.  Alternatively, if the Directors in their discretion so determine, in the event that the Company gives notice to its shareholders of a meeting at which a resolution for the voluntary winding up of the Company (“Winding Up Resolution”) is to be proposed, the Company shall also give notice to every Optionholder and Optionholders in receipt of such notice may exercise their Options prior to the passing of the Winding Up Resolution, but conditionally on its being passed, to the intent that they will be entitled to share in the assets of the Company with the other shareholders on the same basis as if they had been the registered holders of the relevant Shares immediately prior to the passing of the Winding Up Resolution thereafter any conditions imposed pursuant to Rules 3.1, 3.2, 3.3 and 3.4, shall cease to apply unless the Directors decide otherwise.

10.          EXCHANGE OF OPTIONS

10.1         Notwithstanding the provisions of Rule 8 or 9, if any company (“the Acquiring Company”) obtains Control of the Company or becomes bound or entitled to acquire shares in the Company within any of the sets of circumstances specified in Paragraph 59(2)(a), (b) or (c) of Schedule 14 or where there is a Qualifying Exchange of Shares, any Optionholder may at any time within the periods specified in those Rules, by agreement with the Acquiring Company release his Option (“the Old Option”) in consideration of the grant to him of a new option (“the Replacement Option”) which is equivalent to the Old Option.

10.2         A new option shall only qualify as a Replacement Option if the requirements of Rule 10.1 above are met, and:

(a)        the Option is granted to the holder of the Old Option by reason of his employment:

(i)         with the Acquiring Company; or

(ii)        if the Company is a parent company, with the Company or another Group Company;

(b)       at the time of the release of rights under the Old Option, the requirements of:

(i)         paragraph 9 of Schedule 14 (purpose of granting the option); and

(ii)        paragraph 11 of Schedule 14 (Company Limit or Individual Limit);

are so far as relevant met in relation to the Replacement Option;

(c)                       at that time, the independence requirement and the trading activities requirement as set out in paragraphs 13 and 17 respectively of Schedule 14 are met in relation to the Acquiring Company;

(d)                      at that time, the individual to whom the Replacement Option is granted is an Eligible Employee in relation to the Acquiring Company;

(e)                       at that time, the requirements of Part V of Schedule 14 are met in relation to the Replacement Option;

(f)                         the total Market Value, immediately before the release, of the Shares which were subject to the Old Option is equal to the total Market Value, immediately after the grant, of the Shares in respect of which the Replacement Option is granted; and

(g)                      the total amount payable by the Eligible Employee for the acquisition of Shares in pursuance of the Replacement Option is equal to the total amount that would have been payable for the acquisition of Shares in pursuance of the Old Option.

10.3         Unless and to the extent that the Directors shall in their discretion decide otherwise where an Old Option is released pursuant to Rule 10.1 any conditions imposed or dates determined by the Directors pursuant to Rule 3 shall cease to apply forthwith.

10.4         Where any Replacement Options are granted pursuant to Rule 9.1 they shall be regarded for the purposes of the subsequent application of the provisions of this Scheme as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the Replacement Option is granted:

(a)                                  save for the definition of “Group Company” in Rule 1, references to “the Company” (including the definition in Rule 1) shall be construed as being references to the Acquiring Company to whose shares the Replacement Option relates; and

(b)                                 references to “Shares” (including the definition in Rule 1) shall be construed as being references to shares in the Acquiring Company to which the Replacement Option relate.

11.          VARIATION OF SHARE CAPITAL

11.1         In the event of any capitalisation, rights issue, consolidation, subdivision, reduction or other variation of the share capital of the Company:

(a)           the number of Shares comprised in an Option;

(b)           the Exercise Price in respect of such Shares; and

(c)           where an Option has been exercised pursuant to the provisions of these Rules but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and the Exercise Price in respect of such Shares, may, subject (where required) to the prior approval of the Inland Revenue, be varied in such manner as the Directors shall determine and (save in the event of a capitalisation) the Auditors shall confirm in writing to be in their opinion fair and reasonable, provided that no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

11.2         The Directors may take such steps as they consider necessary to notify Optionholders of any adjustment made under this Rule 11 and to call in, cancel, endorse, issue or re-issue any Agreement consequent upon such adjustment.

12.          ADMINISTRATION

12.1         The Directors shall have power from time to time to make and vary such regulations (not being inconsistent with this Scheme) for the implementation and administration of this Scheme and/or the Agreement as they think fit.

12.2         The decision of the Directors shall be final and binding in all matters relating to this Scheme (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Scheme).

12.3         The costs of establishing and administering this Scheme shall be borne by the Company.

12.4         The Company may, but shall not be obliged to, provide Eligible Employees or Optionholders with copies of any notices circulars or other documents sent to shareholders of the Company.

12.5         Within 30 days (or such longer period as may from time to time be permitted by Schedule 14) of granting an EMI Option under this Scheme notice shall be given to the Inland Revenue by the Employer Company which shall contain:

(a)           information required by the Inland Revenue pursuant to paragraph 2 of Schedule 14;

(b)           a declaration from a director or the Company Secretary of the Employer Company, that in his opinion the requirements of Schedule 14 have been met in relation to an Option under this Scheme and that to the best of his knowledge, the information provided is correct and complete; and

(c)           a declaration from the Optionholder to whom the Option is granted that he meets the Committed Time requirement.

13.          AMENDMENTS

13.1         Notwithstanding Rule 13.2, if the Inland Revenue raise a notice of enquiry pursuant to paragraph 4 of Schedule 14 and conclude that the requirements of Schedule 14 have not been met in relation to this Scheme and/or the Agreement (as the case may be) the Directors may alter the Rules of this Scheme as may be necessary to ensure that the requirements of Schedule 14 have been met.

13.2         The Directors may amend the Rules of this Scheme by a resolution of the Directors provided that where any alteration would abrogate or adversely affect the subsisting rights of an Optionholder it will not be effective unless such alteration is made with the consent in writing of the Optionholder.

13.3         Notwithstanding Rule 13.2, the Directors may amend the provisions of this Scheme and/or Agreement and the terms of any Options as they consider necessary or desirable in order to:

(a)           make the administration of this Scheme more effective or easier;

(b)           comply with or take account of the provisions of any proposed or existing legislation;

(c)            take account of any of the events mentioned in Rule 9 (Reconstructions and Winding Up); or

(d)           obtain or maintain favourable tax or regulatory treatment for the Company or any Group Company or any Optionholder,

without the need for the prior approval of the Company in General Meeting or the consent of Optionholders provided that such amendments or additions do not affect the basic principles of this Scheme and/or Agreements.

13.4         Written notice of any amendment to this Scheme shall be given to all Optionholders affected thereby.

14.          GENERAL

14.1         This Scheme shall commence upon the date the Company adopts this Scheme and shall terminate on the expiry of the period of ten years from such date.  On termination no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

14.2         The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise to the full extent still possible of all Options not lapsed pursuant to the provisions of these Rules, taking account of any other obligations of the Company to issue Shares.

14.3         Notwithstanding any other provision of this Scheme:

(a)           this Scheme shall not form part of any contract of employment between any Group Company and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in this Scheme or any right which he may have to participate in it and this Scheme shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever, including if such termination of employment was lawful or unlawful;

(b)           no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Group Company for any reason whatsoever including if such termination of employment was lawful or unlawful;

(c)           this Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Group Company directly or indirectly, or give rise to any cause of action at law or in equity against any Group Company.

14.4         Save as otherwise provided in this Scheme any notice or communication to be given by the Company to any Eligible Employee or Optionholder may be personally delivered or sent by fax or by ordinary post to his last known address. It shall be the responsibility of the Optionholder to notify the Company of any change of address. Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped and where a notice or communication is sent by fax it shall be deemed to have been received at the time when it was sent.  Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Optionholder concerned and the Company shall have no liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

14.5         Any notice to be given to the Company shall be delivered or sent by either post or fax to the Company at its registered office and shall be effective upon receipt.

14.6         This Scheme and all Options granted under it shall be governed by and construed in accordance with English law.